UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
_____________________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 15, 2014 (August 12, 2014)

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AKORN, INC.
(Exact name of registrant as specified in its charter)
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Louisiana	001-32360	72-0717400
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 279-6100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On August 12, 2014, Akorn Enterprises II, Inc., a Delaware corporation (“Acquisition Subsidiary”) completed its merger (the “Merger”) with and into VPI Holdings Corp., a Delaware corporation (“VPI”), as result of which VPI has been acquired by, and became wholly owned by, Akorn Inc., a Louisiana corporation (“Akorn”).  The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of May 9, 2014 (the “Merger Agreement”) by and among Akorn, Acquisition Subsidiary and VPI.  The Merger became effective at 8:15 am Eastern Daylight Time on August 12, 2014.

Item 1.01	Entry into a Material Definitive Agreement

On August 12, 2014, Akorn and its wholly owned domestic subsidiaries (collectively, the “Akorn Loan Parties”) entered into an Incremental Facility Joinder Agreement (“Incremental Term Loan”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) to increase the amount under Akorn’s existing Term Facility (defined below) by $445 million. The Incremental Term Loan was entered into to provide financing for the Merger, allow repayment of certain existing indebtedness of VPI and its subsidiaries, and pay transaction related fees and expenses (including any original issue discount).  The original principal amount of the term loan financing agreement (the “Term Facility”) dated as of April 17, 2014 among the Akorn Loan Parties, JPMorgan and certain other lenders was $600 million. The Incremental Term Loan has the same maturity date, margins above adjusted federal funds rate/LIBOR base interest rates, principal repayment terms, and conditions and covenants as the existing term loans under the Term Facility. JPMorgan continues to act as a lender and the administrative agent.

Consistent with the requirements of the Term Facility and the existing $150 million revolving facility among the Akorn Loan Parties, JPMorgan and certain other lenders (the “Revolving Facility”), VPI and its wholly owned subsidiaries (collectively the “New Loan Parties”) became parties to the Term Facility and the Revolving Facility, and pledged substantially all of their assets as security under the Term Loan and Revolving Facility.  By joining as loan parties to the Term Facility and the Revolving Facility, the New Loan Parties are subject to all of the terms, conditions, and covenants of the facilities just as are the Akorn Loan Parties.

The foregoing description of the Incremental Term Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Term Loan, which is incorporated by reference to Exhibit 10.1, to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the Merger Agreement, on August 12, 2014, Acquisition Subsidiary merged with and into VPI, with VPI continuing as the surviving corporation and becoming a wholly owned subsidiary of Akorn.  Pursuant to the Merger Agreement, the aggregate Merger Consideration (as defined in the Merger Agreement) paid for all of the outstanding equity interests of VPI was equal to $440 million, subject to various post-closing adjustments related to working capital, cash, transaction expenses and funded indebtedness.  Upon consummation of the Merger, each share of VPI’s common stock and preferred stock issued and outstanding immediately prior to such time, other than those shares held in treasury by VPI, owned by Akorn, Acquisition Subsidiary or VPI or any other subsidiary of VPI (each of which were cancelled) and to which dissenters’ rights have been properly exercised, were cancelled and converted into the right to receive its per share right to the aggregate Merger Consideration, subject to various post-closing adjustments related to working capital, cash, transaction expenses and funded indebtedness.  In addition, all stock options of VPI held immediately prior to the consummation of the Merger became fully vested and were cancelled upon consummation of the Merger with the right to receive payment on the terms set forth in the Merger Agreement.

 The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference to Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

In connection with the Merger, Akorn has entered into an agreement (the “Divestment Agreement”) with Watson Laboratories, Inc., a wholly owned subsidiary of Actavis plc, to divest certain rights and assets related to Akorn’s Rifampin injectable product.  This divestiture was required pursuant to a proposed consent order accepted by vote of the Federal Trade Commission on August 4, 2014.   The closing of the Divestment Agreement, which was contingent upon the consummation of Akorn’s acquisition of 50% or more of the voting securities of VPI, took place on August 12, 2014.

Item 9.01	Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

The audited financial statements required pursuant to this Item 9.01(a) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(b)           Pro forma Financial Information.

The pro forma financial information required pursuant to this Item 9.01(b) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(d)           Exhibits.

See attached exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2014

AKORN, INC.

	By:	/s/ Timothy A. Dick
Name: Timothy A. Dick
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of May 9, 2014, by and among Akorn, Inc., Akorn Enterprises II, Inc. and VPI Holdings Corp., Inc. (incorporated by reference to Exhibit 2.1 of Akorn’s Current Report on Form 8-K filed on May 12, 2014).

10.1
Incremental Facility Joinder Agreement dated as of August 12, 2014 among Akorn and its wholly owned domestic subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders and loan parties thereto.